SUB-ITEM 77Q3


DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U, AND 74V.

FOR PERIOD ENDING  10/31/2006
FILE NUMBER 811-8697
SERIES NO.: 2


74U.  1 Number of shares outstanding (000's Omitted)
        Class A                                               2,127
      2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
        Class B                                               1,343
        Class C                                                 508


74V.  1 Net asset value per share (to nearest cent)
        Class A                                             $ 22.69
      2 Net asset value per share of a second class of open-end company shares
        (to nearest cent)
        Class B                                             $ 21.61
        Class C                                             $ 21.61